PARTICIPATION AGREEMENT

THIS AGREEMENT made the 29th day of April, 2003.

BETWEEN:

PATCH ENERGY INC.

(herein called "Patch")

OF THE FIRST PART

AND:

BUTLER DEVELOPMENTS CORP.

(herein called "Butler")

OF THE SECOND PART

WHEREAS:

A. Pursuant to the terms of a farmout and joint operating agreement dated May 1, 2002 (the "Farmout Agreement") between Patch, True Energy Inc. ("True") and Arsenal Energy Inc., Patch has earned a 12.5% interest (the "Interest") in the Farmout Lands (as defined in the Farmout Agreement) and has an ongoing right to participate in the drilling of additional Test Wells (as defined in the Formal Agreement) on the Farmout Lands to the extent of incurring 15.625% of the costs associated with such Test Wells in order to earn a 12.5% interest in the Test Wells;

B. The parties to the Farmout Agreement are proposing to carry out a further 9 test well drill program (the "Second Program");

C. Butler is desirous of earning a 3.5% interest in the Second Program (the "Partial Interest") in consideration of incurring 5% of the costs (the "Costs") associated with the Second Program;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1. PARTICIPATION

1.1 Patch hereby agrees to grant to Butler the right to earn the Partial Interest and as consideration therefore, Butler shall pay to Patch the sum of $15,000, payable on execution of this Agreement.

1.2 In order to earn the Partial Interest Butler shall fund 5% of the Costs and in this regard Butler shall pay such Costs as and when requested by Patch in order that Patch may fulfil its obligations under the Farmout Agreement in respect of the Costs provided that, if Butler fails to make any such payments within 2 weeks of written notice from Patch requesting same, its right to earn the Partial Interest shall cease and this Agreement shall be terminated.

1.3 In circumstances where Butler incurs all the Costs, it shall have earned the right to the Partial Interest and, in such instance, Patch shall hold the Partial Interest in trust for Butler as a bare trustee and shall provide Butler with such written documentation in this regard as Butler or its directors may reasonably request.

2. REPRESENTATIONS AND WARRANTIES OF PATCH

2.1 Patch represents and warrants to Butler in order to induce Butler to enter into this Agreement, as follows:

(a) the Farmout Agreement is in good standing, not in default and is enforceable by Patch in accordance with its terms;

(c) Patch has not assigned, transferred, optioned or otherwise encumbered the Interest in any such manner as would preclude it from granting the right to earn the Partial Interest to Butler; and

(d) Patch has all corporate authority and has obtained any and all consents required to enter into this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF BUTLER

3.1 Butler represents and warrants to Patch in order to induce Patch to enter into this Agreement that Butler has all corporate authority and has obtained any and all consents required to enter into this Agreement with the exception of the acceptance of the TSX Venture Exchange.

4. COVENANTS OF PATCH

4.1 Patch covenants with Butler that it shall:

(a) upon receipt of any payments from Butler pursuant to section 1.2 hereof, advance those payments to True in accordance with the terms of the Farmout Agreement;

(b) provide Butler with such drilling reports and other data which it receives in respect of the Second Program on the same day such reports or data are received by Patch;

(c) make all such payments as are required to be paid by Patch in order to maintain its 12.5% interest in the Second Program; and

(d) upon Butler having earned the Partial Interest, forthwith upon receipt of same, forward any revenues received by Patch on account of the Partial Interest to Butler.

5. RIGHT OF FIRST REFUSAL

5.1 In circumstances where Butler earns the Partial Interest Patch shall give Butler the right to participate in the next drill program and all subsequent drill programs (the "Further Programs") to be undertaken on the Farmout Lands on the same terms as provided for herein, i.e., incurring 5% of the costs of the Further Programs to earn a 3.5% interest in the Further Programs provided that, Butler's entitlement to participate in Further Programs shall terminate if Butler elects not to participate in any drill program to be undertaken on the Farmout Lands.

6. GENERAL

6.1 Time shall be of the essence in this Agreement.

6.2 This Agreement may be executed in counterpart and delivered by facsimile transmission and each counterpart, once so delivered to the other party, shall be binding on the parties.

6.3 This Agreement shall be subject to, interpreted, construed and enforced in accordance with the laws in effect in the Province of British Columbia. Each party accepts the jurisdiction of the courts of the Province of British Columbia.

6.4 This Agreement supersedes and replaces all other agreements, documents, discussions and verbal understandings between the parties with respect to the Second Program and contains the entire agreement between the parties.

6.5 The address for service of notices for each party is:

To Patch: Patch Energy Inc. Suite 600, 595 Hornby Street Vancouver, BC V6C 1A4 Attention: David Stadnyk

To Butler: Butler Developments Corp. 915 - 1030 West Georgia Street Vancouver, BC V6E 2Y3 Attention: Jeffrey B. Lightfoot

6.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their respective successors and assigns.

6.7 Each of the parties covenant and agree to do such acts and execute and deliver all such documents, conveyance and transfers as may be reasonably requested or required by the other party, in order to fully perform and carry out the terms of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set out above.

PATCH ENERGY INC.

/s/George Tsafalas
Per:
Authorized Signatory

BUTLER DEVELOPMENTS CORP.

/s/ Jeffrey B. Lightfoot
Per:
Authorized Signatory